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                      AMENDMENT TO UNDERWRITING AGREEMENT

         This Amendment, dated as of the 30th day of April, 2001 made by and between The Stratton Funds, Inc. (the "Company") operating as a registered investment company under the Investment Company Act of 1940, as amended, and PFPC Distributors, Inc., a Massachusetts corporation ("PFPC Distributors"), (collectively, the "Parties").

         WHEREAS, the Parties originally entered into an Underwriting Agreement dated December 31, 2000 (the "Agreement"), wherein PFPC Distributors agreed to provide certain services to the Company; and

         WHEREAS, the Parties wish to amend the Agreement to add Schedule "B" reflecting the fees to be paid under the Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

         1. Add subsection (a) (viii) to Section 6 of the agreement to read as follows:

         "(viii)  the fees as provided in Schedule B to this Agreement."

         2.   The attached Schedule "B" shall be added to the Agreement.

         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment consisting of one typewritten page, together with Schedule "B", to be signed by their duly authorized officers as of the day and year first above written.

Stratton Funds, Inc.                        PFPC Distributors, Inc.



--------------------------                  ------------------------------
By:  James A. Beers                         By:  Bruno DiStefano
     Vice President                              Vice President
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                                  SCHEDULE  B
                                  -----------

By appointing PFPC Distributors only in the capacity of Statutory Underwriter as noted in Section 3 of the Agreement, the Company has determined that it will not have to register as an Issuer/Dealer in several States, nor obtain a special insurance bond or bonds, where, in the absence of a Statutory Underwriter, it would be required to do so.

Therefore, the Fund agrees to pay PFPC Distributors $5,000 per annum, per Fund for the services performed under this agreement.